EXHIBIT 99.1

3200 NW Yeon Avenue
P.O. Box 10047
Portland, Oregon 97296-0047
Phone: (503) 224-9900
Fax: (503) 323-2804
FOR IMMEDIATE RELEASE

PRESS RELEASE

Schnitzer Steel Amends Bylaws and Announces Related Actions

PORTLAND, Ore. (March 21, 2006) - Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today announced that its Board of Directors has taken the following actions:

•
Amended the Company’s Bylaws: to establish a classified Board of Directors, with approximately one-third of the Directors being elected at each annual meeting; to establish certain new procedures to regulate shareholders’ meetings, including a requirement that shareholders provide advance notice of and information with respect to business to be proposed at a special meeting; and to opt out of the Oregon Control Share Act.

•
Approved changes to the Company’s Articles of Incorporation to increase the ownership necessary for shareholders to call a special meeting from 10% to 25% and to allow only incumbent directors to fill vacancies on the Board of Directors. The changes would become effective only if approved by shareholders.

•
Adopted a Shareholder Rights Plan. This Plan is not being considered in response to any specific effort to acquire control of the Company and is similar to plans adopted by other publicly traded companies.

“These prudent steps will ensure fair and equitable treatment of all our shareholders,” said Kenneth M. Novack, Chairman. “These proposals are the logical next steps following the recent moves to place independent directors in a majority of the Company’s Board seats.”

Under the Shareholder Rights Plan, Schnitzer will issue a dividend of one preferred share purchase right for each share of Class A Common Stock or Class B Common Stock held by shareholders of record as of the close of business on April 4, 2006. The rights will initially trade with Schnitzer’s common stock and are not exercisable. Each right will initially entitle shareholders to purchase a fractional share of new Series A Participating Preferred Stock for an exercise price of $110. Such rights generally become exercisable if a person or group (other than the Schnitzer Steel Industries, Inc. Voting Trust) acquires beneficial ownership of 15% or more of Schnitzer’s common stock or of the voting power of Schnitzer’s common stock or if a person or group commences a tender or exchange offer that would have a similar effect. The rights become exercisable by holders, other than the unsolicited third party acquirer, for shares of Schnitzer or of the third party acquirer having a value of twice the rights’ then-current exercise price. Schnitzer can redeem the rights for $0.001 per right, and the rights will expire on March

21, 2016. Following the record date, Schnitzer also will mail to each shareholder of record a letter containing further details regarding the plan and will file details of the Plan with the SEC on Form 8-K.

About Schnitzer

Schnitzer is one of the nation’s largest manufacturers and exporters of recycled ferrous products in the United States with 35 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. Schnitzer’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. Schnitzer’s auto parts business sells used auto parts through its 31 Pick-n-Pull self-service and 19 GreenLeaf full-service facilities located in 14 states and western Canada. Schnitzer’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products and has an annual production capacity of 700,000 tons. Schnitzer commenced its 100th year of operation in 2006.

For more information about Schnitzer Steel Industries, Inc., visit www.schnitzersteel.com. Schnitzer’s common stock is traded on the NASDAQ Stock Market System under the symbol “SCHN”.

CONTACTS:	Investor Relations, Contact: Rob Stone (503) 224-9900
Email: IR@schn.com

Where to Find Other Information

Additional information relating to the proposed changes to the Articles of Incorporation will be included in a proxy statement on Schedule 14A to be filed with the Securities and Exchange Commission. Shareholders are urged to read the definitive proxy statement carefully when it becomes available as it will contain important information. Investors may obtain a free copy of the proxy statement and annual reports previously filed with the SEC as well as other material filed with the SEC concerning the Company and these individuals at the SEC’s website at www.sec.gov or by directing a request to Schnitzer Steel Industries, Inc., 3200 NW Yeon Avenue, Portland, Oregon 97210, Attention: Corporate Secretary, or by telephone at (503) 224-9900. The Company and its officers and directors may be deemed to be participants in the solicitation of proxies. Information regarding the security ownership and other interests of such individuals is included in the Company’s annual reports on Form 10-K previously filed with the SEC and will be included in the proxy statement.